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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                            (Amendment No.        )*


                              PCsupport.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   69325X1000
--------------------------------------------------------------------------------
                                 (CUSIP Number)


      N. Stella Shakerchi, Meditor Capital Management (Bermuda) Limited,
                       79 Front Street, Hamilton, Bermuda
                               Tel. 441-296-5946
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                January 11, 2001
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of secs. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

CUSIP NO. 69325X1000

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Meditor Capital Management (Bermuda) Limited
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    WC
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]

    n/a
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Bermuda
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    Meditor Capital Management (Bermuda) Limited : 3,600,000
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Meditor Capital Management (Bermuda) Limited : 1,100,000
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    Meditor Capital Management (Bermuda) Limited : 3,600,000
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Meditor Capital Management (Bermuda) Limited : 1,100,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Meditor Capital Management (Bermuda) Limited : 4,700,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

     n/a
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     21.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IA
--------------------------------------------------------------------------------

ITEM 1.  Security and Issuer

            Common Stock

            PCsupport.com, Inc.

            Suite 300 - 3605 Gilmore Way, Burnaby, British Columbia, Canada, V5G 4X5

ITEM 2.  Identity and Background

            (a) Meditor Capital Management (Bermuda) Limited, Bermuda Investment Management

            (b)  79 Front Street, Hamilton, Bermuda

            (c)  n/a

            (d)  No

            (e)  No

            (f)  n/a

ITEM 3.  Source and Amount of Funds or Other Consideration

            Working capital - $1,740,000

ITEM 4.  Purpose of Transaction

            Investment.

            No plans or proposals.

ITEM 5.  Interest in Securities of the Issuer

            (a)  Meditor Capital Management (Bermuda) Limited :

                 4,700,000 shares of Common Stock (21.4%)

            (b)  Meditor Capital Management (Bermuda) Limited :

                 Sole power to vote and sole power to dispose : 3,600,000 shares of Common Stock

                 Shared power to vote and shared power to dispose : 1,100,000 shares of Common Stock

            (c)  Meditor Capital Management (Bermuda) Limited :

                 January 11, 2001 - Purchase of 2,900,000 shares of Common Stock at $0.60 per share and Warrants relating to 700,000 shares of Common Stock for nil consideration - new issue of stock via broker.

            (d)  n/a

            (e)  n/a

ITEM 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer None

ITEM 7.  Material to Be Filed as Exhibits

            None


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                  May 21, 2001
--------------------------------------------------------------------------------
Date

                  N.Stella Shakerchi
--------------------------------------------------------------------------------
Signature

                  N.Stella Shakerchi  (Managing Director)
--------------------------------------------------------------------------------
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

            ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)